Exhibit 99.13

FLAMINGO/SOUTH BEACH I CONDOMINIUM
PURCHASE AGREEMENT

ORAL REPRESENTATIONS CANNOT BE RELIED UPON AS CORRECTLY STATING THE REPRESENTATIONS OF THE SELLER. FOR CORRECT REPRESENTATIONS, REFERENCE SHOULD BE MADE TO THIS PURCHASE AGREEMENT (THIS “AGREEMENT”) AND THE DOCUMENTS REQUIRED BY SECTION 718.503, FLORIDA STATUTES, TO BE FURNISHED BY A SELLER TO A BUYER OR LESSEE.

In this Agreement, the term “Buyer” and/or “Purchaser” means or refers to the buyer or buyers listed below who have signed this Agreement. The word “Seller” means or refers to Red Headed Amazon, LLC, a Florida limited liability company, and its successors and/or assigns. If the first letter of a word is capitalized in this Agreement, then that word will have the meaning given to it in this Agreement or, if no definition of such word is given in this Agreement, then that word will have the meaning given to it in the “Declaration” (as defined in Section 1 of this Agreement).

Buyer(s):	Optibase FMC LLC,	Tax I.D. No.:
a Florida limited liability company
Address:	P.O. Box 448	Primary Phone:
City:	Mountain View	Secondary Phone:
State:	California	Fax No.:
Country:	USA	Additional No.:
Zip Code:	94042	Alternate No.:

1.             Purchase and Sale. Buyer agrees to buy, and Seller agrees to sell (on the terms and conditions contained in this Agreement):

Units: 270-S, 470-S, 570-S, 468-S, 202-S and 302-S South Building

1500 Bay Road, Miami Beach, Florida  33139

(collectively, the “Units” and each a "Unit") in the FLAMINGO/SOUTH BEACH I CONDOMINIUM (the “Condominium”). The Units and the Condominium are described in greater detail in this Agreement and the Declaration of Condominium (the “Declaration”) included in the Prospectus and attached exhibits (the “Condominium Documents”). Buyer acknowledges receipt of the Condominium Documents and all documents required by Section 718.503, Florida Statutes, to be furnished to a buyer, on or before the date of this Agreement. The foregoing statement shall not be in lieu of the execution of a Receipt for Condominium Documents.

The total purchase price for the Units is as follows (the “Purchase Price”):

Base Price:	$1,395,750.00
Parking Spaces:	See Exhibit F attached hereto.
Additional:	$0.00
TOTAL PURCHASE PRICE:	$1,395,750.00

/s/ AP	/s/ AS
Buyer(s) Initials	Seller(s) Initials

A portion of the Purchase Price shall be allocated to each Unit pursuant to Exhibit H hereto.

2.             Payment of the Purchase Price. Buyer agrees to make the following payments against the Purchase Price, subject to Section 4 hereof:

Payment	Due Date	Amount

Full Purchase Price	Closing Date	$1,395,750.00

The full Purchase Price due at closing must be paid by common stock in Optibase Ltd., an entity organized under the laws of Israel, the beneficial owner of 100% of the ownership interests of Optibase, Inc., a Delaware corporation, which is the beneficial owner of 100% of the ownership interests in Buyer, provided, however, all closing costs required to be paid by Buyer in this Agreement shall be payable in cash in United States funds and all checks must be drawn on a bank located in the Continental United States.  The closing costs required to be paid by Buyer in this Agreement are explained in more detail in Section 13 below.

Subject to the provisions of Section 11 of this Agreement, closing on the purchase and sale of the Units shall occur on or before twenty (20) days after the “Shareholder Ratification” (as hereinafter defined) (the "Closing Date").

THE UNITS HAVE BEEN PREVIOUSLY OCCUPIED.

Buyer understands and agrees that one or more of the UNITS MAY BE SUBJECT TO A LEASE (OR SUBLEASE). To the extent that a lease of a Unit is still in place at the time of closing, such Unit shall be conveyed subject to the terms of a lease, a true and correct copy of which is attached hereto as Exhibit A. Accordingly, at closing, provided that a lease of a Unit is still in place, Seller shall assign to Buyer, without recourse, Seller’s interest in the lease and transfer to Buyer any security deposit and/or pet deposit from tenant in Seller’s possession.  Title to each Unit shall be delivered subject to the rights of possession of the tenant under the lease (provided the lease is still in place at the time of closing).  Buyer understands and agrees that, pursuant to the provisions of the Florida Condominium Act, the tenant under the lease may have a right to terminate the lease prior to the expiration of the term.  Accordingly, there is no assurance that the tenant will remain in a Unit through closing or thereafter through the balance of the term of the lease, and Buyer hereby releases Seller from any and all liability resulting from same.

3.             How Buyer Pays.  Buyer understands and agrees that Buyer will be obligated to pay the Purchase Price in common stock of Optibase Ltd., at a price per share to be determined by the Board of Directors of Optibase Ltd. (the "Optibase Ltd. Stock") and no other form of payment will be accepted by the Seller.  The Buyer agrees to advise the Seller in writing of the price per share of the Optibase Ltd. Stock promptly after such price is determined, as well as the number of shares of Optibase Ltd. Stock to be paid as the Purchase Price hereunder.  At such time, the Seller may direct the Buyer, in writing, to pay all or any portion of such Optibase Ltd. Stock to one or more parties, including, but not limited to Seller’s lender(s).  The Buyer hereby agrees to determine the price per share of Optibase Ltd. Stock based on the following methodology:  The price per share will be based upon the average price per share for the thirty (30) day period prior to the date the Board of Directors and Audit Committee of Optibase Ltd. approves the transaction contemplated hereby, which date of approval shall also be the Effective Date hereof.

4.             INTENTIONALLY DELETED

5.             Condition to Seller's Obligation to Close.  Seller shall have the right to terminate this Contract in the event Optibase Real Estate Miami, LLC, a Delaware limited liability company, an affiliated of Buyer, does not close upon the simultaneous purchase by Optibase Real Estate Miami, LLC, from ISU Properties, LP, an affiliate of Seller, of Unit 3302 at the Continuum, The North Tower, located at 50 South Pointe Drive, Miami Beach, Florida 33139, as well as the simultaneous purchase by Buyer from ISU Properties, LP of Units 214-S, 314-S, 414-S,1026-S and 1402-S at the Flamingo/South Beach.  Closing of the above units within seven (7) business days of the first closing of the units shall be deemed a simultaneous purchase for the purpose of this Section.

/s/ AP	/s/ AS
Buyer(s) Initials	Seller(s) Initials

6.             Energy Efficiency.  To the extent required by applicable law, each buyer may have the Condominium building’s energy efficiency rating determined.  In accordance with the provisions of applicable law, upon the completion and certification of an energy performance level display card for the Condominium building, such card shall be forwarded to the Buyer and deemed incorporated in this Agreement.  Buyer acknowledges receipt of the Department of Community Affairs’ brochure regarding energy efficiency ratings, a copy of which is attached hereto as Exhibit C.

7.             Existing Improvements and Other Matters.  Buyer understands and agrees that the Condominium is a conversion of a previously existing rental apartment complex which was not constructed by Seller and accordingly that the Condominium is not new construction.  Buyer acknowledges having received a copy of the conversion inspection report included as an attachment to the Prospectus which discloses the condition of various components of the Condominium.  Additionally, as an attachment to the Prospectus, Buyer has received a copy of a termite inspection report prepared by a Florida licensed pest operator. These reports disclose, among other things, a discussion on the current condition of the Condominium and many of its mechanical and structural components.

Buyer acknowledges that Buyer has had the opportunity to examine such plans and specifications as Seller has obtained (including all changes thereto to date) for the Units and Condominium, all of which are located in the Association’s offices and available for inspection during regular business hours or by appointment.  Buyer recognizes that, during construction, the plans and specifications for the improvements to the Condominium may have been modified to reflect ongoing, “in the field” construction needs.  Because certain changes made to the plans and specifications did not have to be filed with the governmental authorities at all, Buyer acknowledges and agrees that the plans and specifications for the Units and the Condominium on file with applicable governmental authorities may not be identical to those current plans and specifications available for inspection in the Association’s office.  In light of this, before Buyer is entitled to assume the accuracy of any information available from the governmental authorities in regard to plans and specifications on file with them, Buyer must first consult the Association’s copy of the plans and specifications (including all applicable change orders and revisions), the Association’s copy being the only one on which Buyer may rely.

Buyer understands and agrees that certain of the stairwells are left unfinished solely as to be functional for said purpose, without regard to the aesthetic appearance of said stairwells.  Similarly, the utility pipes serving the Condominium are intended primarily for functional purposes, and as such may be left unfinished without regard to the aesthetic appearance of same.  The foregoing is not intended to prohibit the use of the stairwells and utility pipes for any other legal purpose.  Further, Buyer hereby acknowledges and agrees that sound and/or odor transmission in a multi-story building such as the Condominium is very difficult to control, and that noises and/or odors from adjoining or nearby units and or mechanical equipment can often be detected in other units.  Without limiting the generality of Section 30, Seller does not make any representation or warranty as to the level of sound and/or odor transmission between and among units and other portions of the Condominium Property and the Project, and Buyer hereby waives and expressly releases any such warranty and claim for loss or damages resulting from sound and/or odor transmission.

The provisions of this Section 7 will survive (continue to be effective after) closing.

8.             Intentionally Omitted.

9.             Certain Items and Materials.  Buyer understands and agrees that there are no appliances, furnishings, finishings or items of personal property included with the Units, except only for the following (all of which are not new and have previously been used unless specifically identified as new): refrigerator, microwave, range, washer, dryer, dishwasher, and those floor and wall treatments located in Buyer’s specific Units.  Buyer further understands and agrees that items which may be seen in models (if any) or in illustrations, are not included with the sale of the Units (unless presently in a Unit and identified as included in an addendum or Rider to this Purchase Agreement signed by Seller).  There is no obligation for Seller to provide models, but if so provided, the foregoing disclaimers will apply.

/s/ AP	/s/ AS
Buyer(s) Initials	Seller(s) Initials

10.           Inspection Prior to Closing; Conditions to Buyer’s Obligation to Close.  (a) Buyer has completed its inspections of the Units; and (b) Buyer shall be responsible for prompt payment for such inspections and repair of damage to and restoration of the Units resulting from such inspections and Buyer shall indemnify, defend and hold Seller harmless for any damage to the Units resulting from such inspections and this provision (b) shall survive termination of this Agreement.  Buyer accepts the Units in their present physical condition, “AS-IS”, “WHERE-IS”, with all faults, subject to any violation of governmental, building, environmental and safety codes, restrictions or requirements and Buyer shall be responsible for any and all repairs and improvements.

As of the Effective Date hereof, the Board of Directors and the Audit Committee of Optibase Ltd. has approved the transaction contemplated hereby, however, the closing of this transaction is conditioned upon the ratification of this Agreement by a special vote of the shareholders of Optibase Ltd. within fifty (50) days after the Effective Date hereof (the “Shareholder Ratification”).  The Buyer hereby agrees to promptly notify the Seller of Shareholder Ratification in writing. In the event the Buyer does not notify the Seller of Shareholder Ratification within fifty (50) days after the Effective Date hereof, then this Agreement shall be deemed terminated and of no further force and/or effect and Buyer and Seller shall be released of all further obligations under this Agreement, except for those obligations specifically stated to survive termination of this Agreement.

11.           Closing Date.  Subject to the provisions hereof, closing on the purchase and sale of the Units will occur on the date indicated in Section 2 of this Agreement, time being of the essence.  If Seller agrees in writing to reschedule closing at Buyer’s request, or if Buyer is a corporation or other entity and Buyer fails to produce the necessary documentation Seller requests and, as a result, closing is delayed, or if closing is delayed for any other reason (except for a delay desired, requested or caused by Seller), then, whether or not Buyer is actually in default as a result of such delay, Buyer agrees to pay at closing a late funding charge equal to interest, at the then highest applicable lawful rate, on that portion of the Purchase Price not then paid to Seller (and cleared), from the date Seller originally scheduled closing to the date of actual closing.  All prorations will be made as of the originally scheduled date.  Buyer understands that Seller is not required to reschedule or to permit a delay in closing at Buyer’s request.

12.           Closing. The term “closing” refers to the time when Seller delivers the deed to each Unit to Buyer and ownership changes hands, as set forth in Section 11. Buyer’s ownership is referred to as “title”. Seller promises that the title Buyer will receive at closing will be good, marketable and insurable (subject to the permitted exceptions listed or referred to below).

Buyer will receive two (2) documents at closing which Buyer agrees to accept as proof that Buyer’s title is as represented above:

(a)           A written commitment, procured by Seller at Seller’s expense by the title agent designated by Seller (the “Designated Title Agent”), through First American Title Insurance Company or another Florida licensed title insurer, agreeing to issue a policy insuring title or the policy itself, which shall include the Schedule B, Part II exceptions set forth on Exhibit B attached hereto (the “Permitted Exceptions”).  The Seller hereby agrees to pay the premium for the owner’s policies insuring title to the Units.

Buyer understands, however, that no limitation on Buyer’s title prohibits the use of the Units as residences, subject to the Condominium Documents.  Seller hereby agrees to provide Buyer a title commitment with respect to the Units no later than twenty (20) days after the Effective Date hereof.  To the extent the title commitment is not timely provided, at the option of the Buyer, the Closing Date shall be extended one day for each day that the title commitment is not delivered to the Buyer.

/s/ AP	/s/ AS
Buyer(s) Initials	Seller(s) Initials

(b)           A Special Warranty Deed. At closing, Seller promises to give Buyer a special warranty deed to each Unit.  The special warranty deed will be subject to (that is, contain exceptions for) all of the matters described on Exhibit B attached hereto.

Buyer will also receive at closing a bill of sale for any appliances and furnishings included in each Unit and Seller’s form of owner’s (“no lien”) affidavit, closing agreement and FIRPTA (non-foreign) affidavit.   When Buyer receives a copy of the special warranty deed at closing, Buyer will sign Seller’s closing agreement, settlement statement and all papers that Seller deems reasonably necessary or appropriate for transactions of this nature.

If Seller cannot provide the quality of title described above, Seller will have a reasonable period of time (but in no event more than sixty (60) days) to correct any defects in title.  If Seller cannot, after making reasonable efforts to do so (which shall not require the bringing of lawsuits or the payment or satisfaction of involuntary liens or judgments) correct the title defects, Buyer will have two options:

(i)           Buyer can accept title in the condition Seller offers it (with defects) and pay the full Purchase Price for the Units with exceptions for such title matters to be contained in the special warranty deed for each Unit. Buyer will not make any claims against Seller because of the defects; or

(ii)           Buyer can cancel this Agreement and Seller will be relieved of all obligations under this Agreement (and otherwise).

At the same time Buyer receives each special warranty deed, Buyer agrees to (i) pay the balance of the Purchase Price and (ii) pay any additional amounts owed under this Agreement.  Seller has no obligation to accept the form of payment other than as set forth in Section 2 above.  Until all consideration has been received and cleared, Seller will be entitled to a vendor’s lien on the Units (which Buyer agrees Seller may unilaterally record in the Public Records of the County), which lien shall be senior to the Buyer’s mortgage, if any, and shall automatically terminate upon Seller’s receipt of cleared funds.  This Section shall survive closing.

13.           Costs and Fees.  Buyer and Seller hereby agree to equally share the fees, costs or other sums when the title is delivered to Buyer at closing, which costs and fees shall be payable in cash with United States funds. These include:

(a)           the costs of officially recording each deed in the Public Records of the County (presently, recording fees are $10.00 for the first page of an instrument and $8.50 for each additional page);

(b)           the documentary stamp taxes payable in connection with each deed conveying the Units to Buyer (presently, documentary stamp taxes are $0.60 for each $100.00 of consideration and the County surtax is $0.45 for each $100.00 of consideration, if applicable);

(c)           Intentionally deleted;

(d)           Reimbursement to Seller’s closing agents, for charges actually incurred in connection with coordinating closing with Buyer, including, without limitation, charges for messenger expenses, long distance telephone calls, photocopying expenses, telecopying charges and others; and

(e)           The legal fees of Seller's counsel, R|A Feingold Law & Consulting, P.A., applicable to and incurred in connection with this transaction.

In addition, if Buyer obtains a loan for any portion of the Purchase Price, Buyer will be obligated to pay any loan fees, closing costs, escrows, appraisals, credit fees, lender’s title insurance premiums based on a simultaneous issuance thereof, if any, prepayments and all other expenses charged by any lender giving Buyer a mortgage, if applicable. Notwithstanding any of the references in this paragraph to coordinating closing with any lender that Buyer may elect to obtain, nothing herein shall be deemed to make the Agreement, or the Buyer’s obligations under the Agreement, conditional or contingent in any manner on the Buyer obtaining a loan to finance any portion of the Purchase Price, it being the agreement of the Buyer that the Buyer shall be obligated to pay for the Purchase Price in Optibase Ltd. Stock.

/s/ AP	/s/ AS
Buyer(s) Initials	Seller(s) Initials

Buyer and Seller shall also equally pay all fees charged by the Association in connection with the purchase of the Units, including, but not limited to, an estoppel fee, questionnaire fee and application fee.

Current expenses of the Units (for example, taxes and governmental assessments, current monthly assessments of the Association, rent and any interim services fee imposed by governmental authority) will be prorated between Buyer and Seller as of the date of closing.  With respect to special assessments levied by the Association after the Effective Date hereof, but prior to closing, then the Seller shall elect to pay such special assessments on a monthly basis (instead of paying the entire assessment when levied) and Seller shall be responsible for the monthly payments prior to closing and the Buyer shall be responsible for the payment of the assessments after closing.  Seller shall pay or provide a credit to Buyer, at closing, each Unit’s allocable share of those taxes (as estimated by Seller and subject to reproration when the actual tax bill is available) for the Units from January 1 in the year of closing through the date of closing.  Any proration based on an estimate of the current year’s taxes shall be subject to reproration upon request of either party, provided, however, that (i) the actual amount of taxes per Unit is at least 10% higher or lower than the estimate used for prorations, and (ii) any request for reproration is made within six (6) months following the issuance of the actual tax bill for the Units (it being assumed, for purposes hereof, that tax bills are issued on November 1 of each tax year). No request for proration of amounts less than the threshold set forth above or made beyond the six (6) month period shall be valid or enforceable.  This subsection shall survive (continue to be effective after) closing.

Property Tax Disclosure Summary.  In accordance with Section 689.261, Florida Statutes, Buyer should not rely on the Seller’s current property taxes as the amount of property taxes that the Buyer may be obligated to pay in the year subsequent to purchase. A change of ownership or property improvements triggers reassessments of the property that could result in higher property taxes. If you have any questions concerning valuation, contact the county property appraiser’s office for information.

14.           Intentionally Deleted.

15.           Default.  If Buyer fails to perform any of Buyer’s obligations under this Agreement (including making any payments) Buyer will be in “default”.  If Buyer is still in default ten (10) days after Buyer receives written notice thereof (including the failure to close on the scheduled date), Seller shall be entitled as its sole and exclusive remedy, to terminate this Agreement.

Upon Buyer’s default (and the expiration of any notice period, if applicable) and termination by the Seller, all Buyer’s rights under this Agreement will end and Seller can resell the Units without any accounting to Buyer.

If Seller fails to perform its obligations under this Agreement, Buyer will give Seller written notice of it and if Seller has not cured such a default within ten (10) days’ of receipt of such written notice, then Buyer has all remedies available under Florida law, including the right to specifically enforce this Agreement.

The provisions of this Section 15 will survive (continue to be effective after) closing.

16.           Litigation.  In the event of any litigation between, the parties under this Agreement, the prevailing party shall be entitled to reasonable attorneys’, paralegals’ and para-professionals’ fees and court costs at all trial and appellate levels.  This paragraph will survive (continue to be effective after) any termination of this Agreement, but shall otherwise be deemed merged into the deed at closing.

/s/ AP	/s/ AS
Buyer(s) Initials	Seller(s) Initials

17.           Assessments.  Buyer understands and agrees that the Estimated Operating Budget for the Association contained in the Condominium Documents provided only an estimate of what it was estimated to cost to run the Association during the period of time stated in such budget (the “Budget”).  The Budget is not guaranteed to accurately predict actual expenditures.  Changes in the Budget may be made at any time to cover increases or decreases in actual expenses or in estimates.  Buyer acknowledges and agrees that the Association and its members have certain rights with respect to certain Shared Facilities under the REA (as more fully described in Section 33(m) of this Agreement), and certain rights with respect to the health club under the Health Club Use Agreement (the “HCUA”) and that the costs associated with these rights may increase or decrease from time to time and are included as a line item within the Budget.  The current monthly assessments for each Unit are set forth on Exhibit G attached hereto.  The special assessments assessed against each Unit prior to the Effective Date and as set forth on Exhibit G have been paid in full by Seller.

18.           Condominium Association.  This Agreement is also Buyer’s application for membership in the Condominium Association, which membership shall automatically take effect at closing.  At that time, Buyer agrees to accept all of the liabilities and obligations of membership and rights and responsibilities under the REA and the HCUA accruing after the closing.

19.           Intentionally Omitted.

20.           Sales Commissions.  By signing this Agreement, Buyer is representing and warranting to Seller that Buyer has not consulted or dealt with any broker, salesperson, agent or finder, nor has the sale been procured by any real estate broker, salesperson, agent or finder.  Buyer will indemnify and hold Seller harmless for and from any such person or company claiming otherwise. Buyer’s indemnity and agreement to hold Seller harmless includes, without limitation, Buyer’s obligation to pay or reimburse Seller for all commissions, damages and other sums for which Seller may be held liable and all attorneys’ fees and court costs actually incurred by Seller (including those for appeals), regardless of whether a lawsuit(s) is actually brought or whether Seller ultimately wins or loses. This paragraph will survive (continue to be effective after) closing.

This Section 20 will survive (continue to be effective after) closing.

21.           Notices.  Whenever Buyer is required or desires to give notice to Seller, the notice must be in writing and it must be sent either by certified mail, postage prepaid, with a return receipt requested or by a nationally recognized overnight courier, to Seller at 100 South Broad Street, Suite 1300, Philadelphia, Pennsylvania 11910 or such other address as Seller may otherwise direct, with a copy to R|A Feingold Law & Consulting, P.A., 401 E. Las Olas Boulevard, Suite 1400, Ft. Lauderdale, Florida 33301, Attn.:  Robert A. Feingold, Esq., Facsimile: 954.967.2576.

Unless this Agreement states other methods of giving notices, whenever Seller is required or desires to give notice to Buyer, the notice must be given in writing and must be sent either by: (i) certified mail, postage prepaid, with a return receipt requested (unless sent outside of the United States, in which event written notices to Buyer may be sent by regular air mail); (ii) facsimile transmission if Buyer has indicated a telecopy number on Page 1 of this Agreement; or (iii) a recognized overnight courier service (i.e., FedEx, Express Mail, Emory, Purolator, United Parcel Service, etc.), to the address for Buyer set forth on Page 1 of the Agreement.

All change of address notices are effective when received.

22.           Transfer or Assignment.  Buyer shall not be entitled to assign this Agreement or its rights hereunder without the prior written consent of Seller, which may be withheld by Seller with or without cause (and even if Seller’s refusal to grant consent is unreasonable).  To the extent that Seller consents to any such assignment, said consent may be conditioned in any manner whatsoever, including, without limitation, charging an assignment or transfer fee.  Any such assignee must fully assume all of the obligations of Buyer hereunder by written agreement for Seller’s benefit, a counterpart original executed copy of which shall be delivered to Seller.  If Buyer is a corporation, partnership, other business entity, trustee or nominee, a direct transfer of any stock, voting interest, partnership interest, or equity interest in Buyer will constitute an assignment of this Agreement requiring consent.  Without limiting the generality of the foregoing, Buyer shall not, prior to closing on title to the Units, and unless first obtaining the prior written consent of Seller (which may be granted or withheld in Seller’s sole and absolute discretion) advertise, market and/or list the Units for sale or resale, whether by placing an advertisement, listing the Units with a broker, posting signs at the Units or at the Condominium, allowing the Units to be listed for sale on the Internet or on the Multiple Listing Service or otherwise.  Any violation of any of the foregoing provisions of this Section 22 shall be deemed an immediate default by Buyer under this Agreement (which is not capable of cure and for which no notice must be given).  Notwithstanding anything contained herein to the contrary, the Seller hereby consents to the assignment of this Agreement to a wholly owned subsidiary of the Buyer or to an entity under common control.

/s/ AP	/s/ AS
Buyer(s) Initials	Seller(s) Initials

23.           Others Bound by this Agreement.  This Agreement will bind anyone receiving such interest.  If Buyer is a corporation or other business entity, this Agreement will bind any successor corporation or entity resulting from operation of law.  If more than one person signs this Agreement as Buyer, each will be equally liable, on a joint and several basis, for full performance of all Buyer’s duties and obligations under it and Seller can enforce it jointly or severally.

24.           Public Records.  Neither this Agreement, nor any notice or memorandum hereof (nor any Lis Pendens), may be recorded by the Buyer.

25.           Buyer’s Right to Cancel. THIS AGREEMENT IS VOIDABLE BY BUYER BY DELIVERING TO SELLER WRITTEN NOTICE OF THE BUYER’S INTENTION TO CANCEL THIS AGREEMENT WITHIN 15 DAYS AFTER THE DATE OF EXECUTION OF THIS AGREEMENT BY THE BUYER, AND RECEIPT BY BUYER OF ALL OF THE ITEMS REQUIRED TO BE DELIVERED TO BUYER BY THE SELLER UNDER SECTION 718.503, FLORIDA STATUTES.  THIS AGREEMENT IS ALSO VOIDABLE BY BUYER BY DELIVERING TO SELLER WRITTEN NOTICE OF THE BUYER’S INTENTION TO CANCEL THIS AGREEMENT WITHIN 15 DAYS AFTER THE DATE OF RECEIPT FROM THE SELLER OF ANY AMENDMENT WHICH MATERIALLY ALTERS OR MODIFIES THE OFFERING IN A MANNER THAT IS ADVERSE TO THE BUYER.  ANY PURPORTED WAIVER BY BUYER OF THESE VOIDABILITY RIGHTS SHALL BE OF NO EFFECT.  BUYER MAY EXTEND THE TIME FOR CLOSING FOR A PERIOD OF NOT MORE THAN 15 DAYS AFTER THE BUYER HAS RECEIVED ALL OF THE ITEMS REQUIRED.  BUYER’S RIGHT TO VOID THIS AGREEMENT SHALL TERMINATE AT CLOSING.  FIGURES CONTAINED IN ANY BUDGET DELIVERED TO THE BUYER PREPARED IN ACCORDANCE WITH THE CONDOMINIUM ACT ARE ESTIMATES ONLY AND REPRESENT AN APPROXIMATION OF FUTURE EXPENSES BASED ON FACTS AND CIRCUMSTANCES EXISTING AT THE TIME OF THE PREPARATION OF THE BUDGET.  ACTUAL COSTS OF SUCH ITEMS MAY EXCEED THE ESTIMATED COSTS.  SUCH CHANGES IN COST DO NOT CONSTITUTE MATERIAL ADVERSE CHANGES IN THE OFFERING.

If Buyer does not cancel this Agreement during this 15-day period, it means that Buyer ratifies this Agreement and the Condominium Documents and Buyer agrees that their provisions are fair and reasonable in Buyer’s opinion.

26.           Florida Law; Severability.  Any disputes that develop under this Agreement will be settled according to Florida law.  If any part of this Agreement violates a provision of applicable law, the applicable law will control.  In such case, however, the rest of the Agreement (not in violation) will remain in force.

Without limiting the generality of the foregoing, it is Buyer’s and Seller’s mutual desire and intention that all provisions of this Agreement be given full effect and be enforceable strictly in accordance with their terms.  If, however, any part of this Agreement is not enforceable in accordance with its terms or would render other parts of this Agreement or this Agreement, in its entirety, unenforceable, the unenforceable part or parts are to be judicially modified, if at all possible, to come as close as possible to the expressed intent of such part or parts (and still be enforceable without jeopardy to other parts of this Agreement, or this Agreement in its entirety), and then are to be enforced as so modified.  If the unenforceable part or parts cannot be so modified, such part or parts will be unenforceable and considered null and void in order that the mutual paramount goal (that this Agreement is to be enforced to the maximum extent possible strictly in accordance with its terms) can be achieved.

/s/ AP	/s/ AS
Buyer(s) Initials	Seller(s) Initials

Without limiting the generality of the foregoing, if the mere inclusion in this Agreement of language granting to Seller certain rights and powers, or waiving or limiting any of Buyer’s rights or powers or Seller’s obligations (which otherwise would be applicable in the absence of such language), results in a final conclusion (after giving effect to the above judicial modification, if possible) that Buyer has the right to cancel this Agreement, such offending rights, powers, limitations and/or waivers shall be struck, canceled, rendered unenforceable, ineffective and null and void.  Under no circumstances shall either Buyer or Seller have the right to cancel this Agreement solely by reason of the inclusion of certain language in this Agreement (other than language which is intended specifically to create such a cancellation right).

27.           Intentionally Omitted.

28.           Time of Essence. The performance of all obligations by Buyer on the precise times stated in this Agreement is of absolute importance and failure by Buyer to so perform on time is a default, time being of the essence as to Buyer’s obligations hereunder.

29.           Nearby Activities and Views.  Buyer understands and agrees that for some time in the future Buyer, its guests, tenants and invitees may be disturbed by the noise, commotion and other unpleasant effects of nearby construction activity and as a result, Buyer and its guests, tenants and invitees may be impeded in using portions of the Condominium Property by that activity.  Because the Condominium is located in an urban area, demolition or construction of buildings and other structures within the immediate area or within the view lines .of any particular Unit or of any part of the Condominium (the “Views”) may block, obstruct, shadow or otherwise affect Views, which may currently be visible from a Unit or from the Condominium.  Therefore, the Buyer, for itself, its successors and assigns, agrees to release Seller, its partners and its and their officers, members, directors and employees and every affiliate and person related or affiliated in any way with any of them (“Seller’s Affiliates”) from and against any and all losses, claims, demands, damages, costs and expenses of whatever nature or kind, including attorney’s fees and costs, including those incurred through all arbitration and appellate proceedings, related to or arising out of any claim against the Seller or Seller’s Affiliates related to views or the disruption, noise, commotion, and other unpleasant effects of nearby development or construction.  As a result of the foregoing, there is no guarantee of view, natural light, security, privacy, location, design, density or any other matter, except as is set forth herein or in the Prospectus.

30.           Disclaimer of Implied Warranties.  Except only for those warranties provided in Section 718.618, Florida Statutes (and only to the extent applicable and not yet expired), to the maximum extent lawful Seller hereby disclaims any and all and each and every express or implied warranties, whether established by statutory, common; case law or otherwise, as to the design, construction, sound and/or odor transmission, existence and/or development of molds, mildew, toxins or fungi, furnishing and equipping of the Condominium Property, including, without limitation, any implied warranties of habitability, fitness for a particular purpose or merchantability, compliance with plans, all warranties imposed by statute (other than those imposed by Section 718.618, Florida Statutes, and then only to the extent applicable and not yet expired) and all other express and implied warranties of any kind or character.  Seller has not given and Buyer has not relied on or bargained for any such warranties.  Furthermore, in connection with Seller’s acquisition of the Units, Seller was not assigned, nor did Seller assume any rights or obligations of MCZ/Centrum Flamingo I, L.L.C., a Delaware limited liability company (the "Developer"), as the developer of the Condominium.  Buyer recognizes and agrees that the Units and Condominium are not new construction.  Buyer, by closing on the purchase of the Units, shall be deemed to represent and warrant to Seller that in deciding to purchase the Units, Buyer relied solely on Buyer’s independent inspection of the Units and the Condominium as well as the conversion inspection reports included in the Prospectus.  Buyer has not received nor relied on any warranties and/or representations from Seller of any kind, other than as expressly provided herein.

/s/ AP	/s/ AS
Buyer(s) Initials	Seller(s) Initials

As to any implied warranty which cannot be disclaimed entirely, all secondary, incidental and consequential damages are specifically excluded and disclaimed (claims for such secondary, incidental and consequential damages being clearly unavailable in the case of implied warranties which are disclaimed entirely above).

This Section will survive (continue to be effective after) closing.

31.           Return of Condominium Documents.  If this Agreement is canceled for any reason, Buyer will return to Seller all of the Condominium Documents delivered to him or her in the same condition received, except for reasonable wear and tear.  If Buyer fails to return the Condominium Documents, on or before ten (10) days after cancellation, Buyer agrees to pay Seller $50.00 to defray the costs of preparation, printing and delivery of same.

32.           Survival.  Only those provisions and disclaimers in this Agreement which specifically state that they shall have effect after closing will survive (continue to be effective after) closing and delivery of the deed. All other provisions shall be deemed merged into the deed.

33.           Disclosures. Under the laws of the State of Florida, Buyer is hereby advised as follows:

(a)
RADON GAS: Radon is a naturally occurring radioactive gas that, when it has accumulated in a building in sufficient quantities, may present health risks to persons who are exposed to it over time.  Levels of radon that exceed federal and state guidelines have been found in buildings in Florida.  Additional information regarding radon and radon testing may be obtained from your county health department.  Seller makes no representation to Buyer concerning the presence or absence of radon gas in the Units at any time or in any quantity.  Buyer hereby expressly releases Seller from any loss, claim, liability or damages now or hereafter arising from or related to the presence or absence of radon gas in the Units.

(b)
Notice Regarding Defective Construction Lawsuits.  Chapter 558, Florida Statutes contains important requirements you must follow before you may bring any legal action for an alleged construction defect in your home.  Sixty (60) days before you bring any legal action, you must deliver to the other party to this Agreement a written notice referring to Chapter 558 of any construction conditions you allege are defective and provide such person the opportunity to inspect the alleged construction defects and to consider making an offer to repair or pay for the alleged construction defects. You are not obligated to accept any offer which may be made. There are strict deadlines and procedures under this Florida law which must be met and followed to protect your interests.  Notwithstanding anything contained herein to the contrary, Seller makes no representation or warranty that the provisions of Chapter 558, Florida Statutes, are applicable to the Buyer’s purchase of the Units.

(c)
Florida Homeowners’ Construction Recovery Fund.  In accordance with Section 489.1425, Florida Statutes, payment may be available from the Florida Homeowners’ Construction Recovery Fund if you lose money on a project performed under contract, where the loss results from specified violations of Florida law by a licensed contractor. For information about the recovery fund and filing a claim, contact the Florida Construction Industry Licensing Board at the following telephone number and address:   (850) 487-1395; 1940 North Monroe Street, Tallahassee, Florida  32399-1039.  Notwithstanding anything contained herein to the contrary, Seller makes no representation or warranty that the provisions of Section 489.1425, Florida Statutes, are applicable to the Buyer’s purchase of the Units.

/s/ AP	/s/ AS
Buyer(s) Initials	Seller(s) Initials

(d)
Given the climate and humid conditions in South Florida, molds, mildew, spores, fungi and other toxins may exist and/or develop within the Units, Building and/or the Condominium Property.  Buyer is hereby advised that certain molds, mildew, spores, fungi and/or other toxins may be, or if allowed to remain for a sufficient period may become, toxic and potentially pose a health risk.  By acquiring title to a Unit, Buyer shall be deemed to have assumed the risks associated with molds, mildew, spores, fungi and/or other toxins and to have released and indemnified the Seller and Seller’s Affiliates from and against  any and all liability or claims resulting from same, including, without limitation, any liability for incidental or consequential damages (which may result from, without limitation, the inability to possess the Units, inconvenience, moving costs, hotel costs, storage costs, loss of time, lost wages, lost opportunities and/or personal injury and death to or suffered by the Buyer, its family members, pets and/or its or their guests, tenants, invitees or any other person).  Without limiting the generality of the foregoing, leaks, leaving exterior doors or windows open, wet flooring and moisture will contribute to the growth of molds, mildew, spores, fungi or other toxins.  Buyer, by acceptance of a deed, or otherwise acquiring title to a Unit, shall be deemed to have agreed that Seller is not responsible for, and the Seller hereby disclaims any responsibility for, any illness or allergic reactions, personal injury or death which may be experienced by the Buyer, its family members, pets and/or its or their guests, tenants and invitees, as a result of molds, mildew, spores, fungi or other toxins.  It is solely the Buyer’s responsibility to keep the Units clean, dry, well-ventilated and free of contamination.  The thermostats in the Units are an integral part of the Life Safety Systems and are intended to assist in monitoring the accumulation of moisture in the Units to prevent same from reaching levels which may accelerate the development of molds, mildew, spores, fungi or other natural growths which, if allowed to accumulate, may become toxic or otherwise create health risks.  Buyer understands and agrees that the thermostats may have recording and/or monitoring features which can report back to the Association the temperature settings and readings in the Units.  The thermostats shall be operated and kept operable at all times and there shall be no alteration of or to the thermostats without the prior written approval of the Association.  The Buyer’s failure to operate at all times any thermostats installed in the Units will contribute to the development of molds, mildew, spores, fungi or other natural growths.  It is solely the Buyer’s responsibility to keep any thermostats installed in the Units operable at all times.

(e)
Buyer understands and agrees that certain portions of the Condominium Property, including some, but not all, of the units, contain fully encapsulated asbestos containing material (ACM), including, but not limited to, mastic in mechanical areas and the popcorn textured ceiling application.  In order to minimize the impact of the ACM and the potential harm that may result therefrom, the Association shall adopt an operations and maintenance plan in accordance with the specifications set forth in an operation and maintenance plan (the O&M Plan) established by the Board, together with a licensed asbestos consulting firm, from time to time.  The O&M Plan shall be held in the office of the Association and made available to Unit Owners in accordance with the Bylaws.  Buyer further understands and agrees that, in accordance with the O&M Plan, absolutely no penetration or other invasive disturbance shall be made to any portions of the Condominium Property that may contain ACM, without the prior written consent of the Board of Directors and that any and all such penetration and/or other invasive disturbance, if first approved by the Board as set forth herein, shall be made in strict compliance with the O&M Plan requirements.  Buyer shall be deemed to: (i) have assumed the risks associated with the ACM, and (ii) agrees that any use of the Units in violation of the O&M Plan may increase the potential harm that may result from the ACM.  Buyer releases the Seller, its partners, contractors, architects, engineers, and its and their officers, directors, shareholders, employees and agents, from and against any and all liability resulting from the (i) existence of the ACM, (ii) the failure to maintain the Units and/or Common Elements in accordance with the O&M Plan, and/or (iii) any unauthorized or improper penetrations and/or other disturbances to the Units.

/s/ AP	/s/ AS
Buyer(s) Initials	Seller(s) Initials

(f)
The Condominium property was previously serviced by two (2) 10,000 gallon underground storage tanks.  Those storage tanks have been removed and low levels of contamination were found at the time of removal.  Later testing performed by Nutting Environmental in October 1998 for a previous property owner found that soil and groundwater levels of contaminants were within the state cleanup standards and no further investigation was recommended.

(g)
Buyer understands and agrees that for some time in the future, it, and its guests, tenants and invitees may be disturbed by the noise, commotion and other unpleasant effects of nearby construction activity and as a result, Buyer and its guests, tenants and invitees may be impeded in using portions of the Condominium Property by that activity.  Because the Condominium is located in an urban area, demolition or construction of buildings and other structures within the immediate area or within the view lines of any particular Unit or of any part of the Condominium (the “Views”) may block, obstruct, shadow or otherwise affect Views, which may currently be visible from a Unit or from the Condominium. Therefore, Buyer, for itself, its successors and assigns, agrees to release Seller, its partners and its and their officers, members, directors and employees and every affiliate and person related or affiliated in any way with any of them (“Seller’s Affiliates”) from and against any and all losses, claims, demands, damages, costs and expenses of whatever nature or kind, including attorney’s fees and costs, including those incurred through all arbitration and appellate proceedings, related to or arising out of any claim against the Seller or Seller’s Affiliates related to Views or the disruption, noise, commotion, and other unpleasant effects of nearby development or construction.  As a result of the foregoing, there is no guarantee of view, security, privacy, location, design, density or any other matter, except as is expressly set forth herein.

(h)
Buyer is hereby advised that there are various methods for calculating the square footage of a unit, and that depending on the method of calculation, the quoted square footage of a unit may vary by a nominal amount.  Additionally, as a result of in the field construction, other permitted changes to the units, and settling and shifting of improvements, actual square footage of a unit may also be affected.  Accordingly, during the pre-closing inspection, Buyer should, among other things, review the size and dimensions of the Units. By acceptance of a deed, or otherwise acquiring title to the Units, Buyer shall be deemed to have conclusively agreed to accept the size and dimensions of such Unit, regardless of any variances in the square footage from that which may have been disclosed to a Buyer at any time prior to closing, whether included as part of Seller’s promotional materials or otherwise.  Seller does not make any representation or warranty as to the actual size, dimensions or square footage of the Units, and Buyer hereby waives and expressly releases any such warranty and claims for loss or damages resulting from any variances between any represented or otherwise disclosed square footage and the actual square footage of the Units.  Notwithstanding any construction variations, Unit Owners shall pay their assessments based upon the percentage share of ownership of Common Elements as set forth in Exhibit 3 to the Declaration.

(i)
LEAD PAINT:  Every buyer of any interest in residential real property on which a residential dwelling was built prior to 1978 is notified that such property may present exposure to lead from lead-based paint that may place young children at risk of developing lead poisoning.  Lead poisoning in young children may produce permanent neurological damage, including learning disabilities, reduced intelligence quotient, behavioral problems, and impaired memory.  Lead poisoning also poses a particular risk to pregnant women.  The seller of any interest in residential real property is required to provide the buyer with any information on lead-based paint hazards from risk assessments or inspections in the seller’s possession and notify the buyer of any known lead-based paint hazards.  A risk assessment or inspection for possible lead-based paint hazards is recommended prior to purchase.  Seller has knowledge that lead based paint and/or lead based paint hazards exist in the units or the Building.  The Association has the following reports or records pertaining to lead based paint or lead based paint hazards in the units or the Building:  May 23, 1997 Phase I Environmental Site Assessment of Morton Towers, prepared by EMG for Apartment Investment and Management Co. (AIMCO); May 14, 2001 Lead-Based Paint Certification of containing lead-based paint prepared by Law; July 15, 1998 Environmental Site Assessment prepared by LAW; January 25, 2002 USEPA Final Order on Consent with AIMCO, requiring lead-based paint abatement or hazard reduction at the property; September 24, 2002 Lead-Based Paint Risk Assessment Report of the Grand Flamingo, Stage 1 of 1, prepared by Connor Law Gibb; March 10, 2005 Lead-Based Paint Risk Assessment Report of Flamingo South Beach, Stage 2, prepared by Connor.  Buyer acknowledges having been advised of the foregoing information and acknowledges having received the pamphlet “Protect Your Family from Lead in Your Home,” a copy of which is attached hereto as Exhibit D.  Inasmuch as Buyer is provided with a fifteen (15) day rescission period pursuant to the Act, Buyer hereby waives the opportunity to conduct a risk assessment or inspection for the presence of lead based paint or lead based paint hazards.

/s/ AP	/s/ AS
Buyer(s) Initials	Seller(s) Initials

(j)
Buyer warrants that Buyer has not relied upon any verbal representations, including, specifically, but without limitation, any representations as to potential appreciation in or resale value of the Units, the existence of any “view” from a Unit or that any existing “view” will not be obstructed in the future, traffic conditions in, near or around the Condominium, disturbance from nearby properties, or disturbance from air or vehicular traffic.

(k)
Buyer acknowledges, warrants, represents and agrees that this Agreement is being entered into by Buyer without reliance upon any representations concerning any potential for future profit, any future appreciation in value, any rental income potential, tax advantages, depreciation or investment potential and without reliance upon any monetary or financial advantage.

(l)
Buyer acknowledges and agrees that no representations, including representations as to the ability or willingness of Seller or its affiliates to assist Buyer in renting or selling the Units, have been made by Seller, or any of its agents, employees or representatives. Buyer further represents and warrants to Seller that Buyer is entering into this Agreement with the full intention of complying with each and every of the obligations hereunder, including, without limitation, the obligation to close on the purchase of the Units, subject to the fifteen (15) day right of rescission set forth herein.  Neither Seller, nor anyone working by, through or under Seller, has made any statement or suggestion that Buyer would not be obligated to fully comply with the terms of this Agreement and to close on the purchase of the Units.  Further, Buyer understands and agrees that neither Seller, nor any brokerage company, on-site sales personnel and/or other persons working by, through or under Seller, are under any obligation whatsoever to assist Buyer with any resale of the Units.

(m)
The Condominium Property is subject to a Reciprocal Maintenance, Use and Easement Agreement (“REA”).  Pursuant to the REA, certain “Shared Facilities”, as defined in the REA, located within the three-tower Flamingo project (the “Project”) are intended to be used by the Unit Owners in the Condominium and the tenants and/or owners of the other two towers in the Project (“Center Tower Parcel” and “North Tower Parcel”).  Included within the Shared Facilities are underground, covered and surface parking facilities and a parking garage, all of which are located primarily on the Center Tower Parcel.  In addition, there are Shared Facilities on the South Tower Parcel and North Tower Parcel including certain utility facilities, drainage and other improvements, as more fully described in the REA.  The REA governs and controls the maintenance, use and operation of portions of the Condominium, the North Tower Parcel and Center Tower Parcel and grants certain easements over and across each parcel for the benefit of the other parcels.  In connection with the recording of the Declaration of Condominium, the Developer of the Condominium, assigned to the Association all of its rights and obligations under the REA with respect to the Condominium.  The REA requires the payment of the Shared Costs, as defined in the REA, for the operation and maintenance of the lands and improvements constituting the Shared Facilities, for the provision of certain services which benefit all parcels and for the payment of certain costs associated with the Shared Facilities including without limitation, real estate taxes, insurance, shortfalls in insurance proceeds in the event of a casualty, utilities, maintenance and replacement costs, and the cost for management.  The Shared Costs also include the Access Fees for the Health Club, which is more fully described below.  The Shared Costs are to be allocated among the three parcels in accordance with the terms of the REA, and each parcel, including the Condominium, is required to pay its Allocated Percentage of the Shared Costs, as defined in the REA.

/s/ AP	/s/ AS
Buyer(s) Initials	Seller(s) Initials

(n)
There is a basketball court and fitness center which are collectively referred to as the “Health Club Facility” serving the residents of the Condominium, the occupants of the other parcels and a limited number of non-resident persons.  The use and operation of the Health Club Facility is subject to a separate Health Club Use Agreement (“HCUA”) executed by MTA, the Developer and AIMCO Flamingo Health Club, LLC, (“Health Club Tenant”).  Health Club Tenant operates the Health Club Facility pursuant to the Health Club Lease with Morton Towers Health Club, LLC (“Health Club Landlord”). Each studio, one (1) bedroom unit and two (2) bedroom unit is entitled to up to two (2) memberships and each three (3) bedroom unit is entitled to up to three (3) memberships in the Health Club.  Any Unit Owners listed on the deed, lessees pursuant to written leases or occupants living in a unit on a full time basis requesting additional memberships must provide proof of such status to the manager and such additional membership may be given, as available, for a fee.  The fees for any such additional memberships shall be payable to the Association.  Pursuant to the HCUA, all Unit Owners, the Center Tower Owner and the North Tower Owner are required to pay one (1) Access Fee per unit, as defined and calculated in the HCUA.  This Access Fee shall be determined each month by the Health Club Tenant and the Health Club Tenant shall notify MTA who shall include the total monthly Access Fee in the Shared Costs to be paid by the Association in its Allocated Percentage of Shared Costs under the REA.

(o)	The Association’s approval of Buyer is not required. The Association does not have a right of first refusal (“Right”). The members of the Association do not have a Right.

(p)
As of the date hereof, Seller has no knowledge of any pending special assessment except as described in the Receiver’s Report attached hereto as Exhibit E, and the fact that the Receiver has indicated that the Receiver anticipates passing a special assessment between $9.5 Million and $15 Million for the following purposes:  (i) continued repair of the building for the structural issues identified by the City of Miami Beach, Florida, (ii) to pay for the capital expenditures made by the Center Tower Owner for the common areas, amenities and the sea wall repair, and (iii) professional fees for the forensic accountants of the Center Tower Owner’s books, audits, engineers, attorney fees for the Receiver and the Association and the fees for the Receiver.

(q)
Pursuant to Section 718.112(2)(l), Florida Statutes, in the event the Association has voted to forego retrofitting its fire sprinkler system or handrails and guardrails for the Condominium units, Seller shall furnish to Buyer, prior to closing, the written notice of Association’s vote to forego such retrofitting.

34.           Offer.  The submission by Seller of this Agreement to Buyer for examination does not constitute an offer by Seller to Buyer, or a reservation of or option for the Units in the Condominium. This Agreement shall not become binding until executed and delivered by both Buyer and Seller.  Upon execution by Seller, an executed copy of this Agreement shall be sent to Buyer within three (3) business days of receipt of an executed copy of this Agreement by the Buyer, otherwise the firm offer shall be considered rejected and all funds deposited by Buyer shall be promptly returned to Buyer.

/s/ AP	/s/ AS
Buyer(s) Initials	Seller(s) Initials

35.           Liability.  The liability of Seller under this Agreement or any amendment or any instrument or document executed in connection with this Agreement shall be limited to and enforceable solely against the interest of Seller in the Condominium, and not against any other assets of Seller or any partner of Seller (or its or their officers, principals, directors, employees, managers, members or agents).

36.           Miscellaneous.  The explanations, definitions, disclaimers and other provisions set forth in the Condominium Documents are incorporated into this Agreement as if repeated at length here.  When the words this “Agreement” are used, they shall include in their meaning all modifications, riders and addenda to it signed by Buyer and Seller.  Buyer acknowledges that the primary inducement for the Buyer to purchase under this Agreement is each Unit itself and not the recreational amenities and other Common Elements.  Seller’s waiver of any of its rights or remedies (which can only occur if Seller waives any right or remedy in writing) will not waive any of Seller’s other rights or remedies or prevent Seller from later enforcing all of Seller’s rights and remedies under other circumstances.

37.           Entire Agreement. This Agreement is the entire contract for sale and purchase of the Units and once it is signed, it can be amended only by a written instrument signed by both Buyer and Seller which specifically states that it is amending this Agreement.  Any current or prior agreements, representations, understandings or oral statements of sales representatives or others, if not expressed in this Agreement are void and have no effect and Buyer has not relied on them.

38.           1031 Exchange.  At the election of either Seller or Buyer, such party may consummate the transaction contemplated by this Agreement as part of a tax deferred exchange of like kind property within the meaning of Section 1031 of the Internal Revenue Code of 1986, as amended (an “Exchange”).  In such event, the other party shall reasonably cooperate with the exchanging party to facilitate a like kind exchange of real property; provided, however (i) in no event shall the cooperating party be obligated to become personally liable under any contract, mortgage, installment note or other instrument not otherwise expressly required under this Agreement, nor shall the cooperating party incur any additional cost in connection therewith; and (ii) consummation of this transaction as a like kind exchange of real property shall not delay the closing.

[The remainder of this page is intentionally blank]

/s/ AP	/s/ AS
Buyer(s) Initials	Seller(s) Initials

THIS AGREEMENT IS VOIDABLE BY BUYER BY DELIVERING WRITTEN NOTICE OF THE BUYER’S INTENTION TO CANCEL WITHIN FIFTEEN (15) DAYS AFTER THE DATE OF EXECUTION OF THIS AGREEMENT BY THE BUYER, AND RECEIPT BY BUYER OF ALL OF THE ITEMS REQUIRED TO BE DELIVERED TO BUYER BY THE SELLER UNDER SECTION 718.503, FLORIDA STATUTES.  THIS AGREEMENT IS ALSO VOIDABLE BY THE BUYER BY DELIVERING  WRITTEN NOTICE OF THE BUYER’S INTENTION TO CANCEL WITHIN FIFTEEN (15) DAYS AFTER THE DATE OF RECEIPT FROM THE SELLER OF ANY AMENDMENT WHICH MATERIALLY ALTERS OR MODIFIES THE OFFERING IN A MANNER THAT IS ADVERSE TO THE BUYER.  ANY PURPORTED WAIVER OF THESE VOIDABILITY RIGHTS SHALL BE OF NO EFFECT.  BUYER MAY EXTEND THE TIME FOR A CLOSING FOR A PERIOD OF NOT MORE THAN FIFTEEN (15) DAYS AFTER THE BUYER HAS RECEIVED ALL OF THE ITEMS REQUIRED.  BUYER’S RIGHT TO VOID THIS AGREEMENT SHALL TERMINATE AT CLOSING.  FIGURES CONTAINED IN ANY BUDGET DELIVERED TO THE BUYER PREPARED IN ACCORDANCE WITH THE CONDOMINIUM ACT ARE ESTIMATES ONLY AND REPRESENT AN APPROXIMATION OF FUTURE EXPENSES BASED ON FACTS AND CIRCUMSTANCES EXISTING AT THE TIME OF THE PREPARATION OF THE BUDGET.  ACTUAL COSTS OF SUCH ITEMS MAY EXCEED THE ESTIMATED COSTS.  SUCH CHANGES IN COST DO NOT CONSTITUTE MATERIAL ADVERSE CHANGES IN THE OFFERING.

BUYER:

Optibase FMC, LLC, a Florida limited liability company

By:  /s/ Amir Philips
Name: Amir Philips
Title:   Authorized signatory
Date of Execution:  11/12/2013

SELLER:

Red Headed Amazon, LLC, a Florida limited liability company

By:  ISU Properties, L.P., a Pennsylvania limited
        partnership

By: ISSWUS, Inc., a Pennsylvania corporation,
its General Partner

By: /s/ Alex Schwartz Name: Alex Schwartz Title: President

Date of Execution: 11/19/13

Exhibit A

Leases

To be attached.

Exhibit B

Permitted Title Exceptions

1.	Taxes and assessments for the current calendar year and all subsequent years.

2.	Zoning ordinances, restrictions, prohibitions and other requirements imposed by governmental authority.

3.	Terms and conditions in Conditional Use Permit, filed March 7, 1991, in Official Records Book 14929, page 2, of the Public Records of Miami-Date County, Florida.

4.	Rights of parties in possession, as tenants only, under unrecorded leases.

5.	Riparian rights and/or littoral rights.

6.
Those portions of the property herein described comprising artificially filled land in what was formerly navigable waters, are subject to any and all rights of the United Sates government arising by reason of the United States government’s control over navigable waters in the interest of navigation and commerce.

7.	Easement granted to Florida Power & Light Company by instrument recorded in O.R. Book 18816, Page 1835, of the Public Records of Miami-Dade County, Florida.

8.	Easement granted to Florida Power & Light Company by instrument recorded in O.R. Book 19654, Page 1459, of the Public Records of Miami-Dade County, Florida.

9.	Easement granted to Florida Power & Light Company by instrument recorded in O.R. Book 20635, Page 3573, of the Public Records of Miami-Dade County, Florida.

10.	Easement granted to Florida Power & Light Company by instrument recorded in O.R. Book 20635, Page 3576, of the Public Records of Miami-Dade County, Florida.

11.	Easement granted to Florida Power & Light Company by instrument recorded in O.R. Book 20948, Page 3489, of the Public Records of Miami-Dade County, Florida.

12.	Easement granted to Florida Power & Light Company by instrument recorded in O.R. Book 21197, Page 1235, of the Public Records of Miami-Dade County, Florida.

13.	Easement granted to Florida Power & Light Company by instrument recorded in O.R. Book 21430, Page 3223, of the Public Records of Miami-Dade County, Florida.

14.	Easement granted to Florida Power & Light Company by instrument recorded in O.R. Book 21908, Page 2171, of the Public Records of Miami-Dade County, Florida.

15.
Mitigation Agreement recorded August 14, 1998, in Official Records Book 18232, page 2892, together with Joinder to Mitigation Agreement recorded in Official Records Book 18364, page 1192, both of the public records of Miami-Dade County, Florida.

16.	Dade County Bulkhead Plat as recorded in Plat Book 74, Page 4, of the Public Records of Miami-Dade County, Florida.

17.
The following matters as shown on the survey prepared by Thomas Brownell, PSM No. 2891, of E.R. Brownell & Associates, Inc., dated July 2, 2005 and last revised February 16, 2006, designated Job No. 56229:

a.	Evidence of easements disclosed by catch basins, manhole covers and gas meters located throughout the property, as same are shown on the survey. (as to parcels D and E only)

b.	Encroachment of guard house over 10’ Florida Power & Light Company easement recorded in O.R. Book 21197, Page 1235. (as to Parcel D only)

c.
Encroachment of 6 story parking garage over 10’ Florida Power & Light Company easement recorded in O.R. Book 20635, Page 3576; O.R. Book 19654, Page 1459; O.R. Book 20635, Page 3573, main electrical vault easement recorded in O.R. Book 20635, Page 3576. (affects Parcels D and E only)

18.
Terms and conditions of that certain Reciprocal Maintenance and Use Easement Agreement by and between Morton Towers Apartments, L.P., a Delaware limited partnership and MCZ/Centrum Flamingo I, L.L.C., a Delaware limited liability company, dated February 17, 2006 and recorded February 22, 2006 in Official Records Book 24259, page 0455, of the public records of Miami-Dade County, Florida.

19.
Terms and conditions of that certain Declaration of Restrictive Covenant in Lieu of Unity of Title by Morton Towers Apartments, L.P., a Delaware limited partnership in favor of City of Miami Beach, Florida, dated February 17, 2006 and recorded February 17, 2006 in Official Records Book 24258, page 4599, of the public records of Miami-Dade County, Florida.

20.
Terms and conditions of that certain Marina Declaration of Riparian Rights, Easements and Restrictions by and between Morton Towers Apartments, L.P., a Delaware limited partnership in favor of MCZ/Centrum Flamingo I, L.L.C., a Delaware limited liability company, dated February 17, 2006 and recorded on February 22, 2006 in Official Records Book 24259, page 0624, of the public records of Miami-Dade County, Florida.

21.
Terms, Covenants, Conditions and other matters contained in that certain Health Club Use Agreement by and between Morton Towers Apartments, L.P., a Delaware limited partnership, and MCZ/Centrum Flamingo I, L.L.C., a Delaware limited liability company, dated February 17, 2006 and recorded February 22, 2006 in Official Records Book 24258, page 4599, of the public records of Miami-Dade County, Florida.

22.	Terms and conditions contained in Sovereignty Submerged Lands Lease recorded in O.R. Book 24391, Page 98, of the Public Records of Miami-Dade County, Florida.

23.
Any lien arising under Chapter 159, Florida Statutes, in favor of any city, town, village or port authority for unpaid service charges for service by any water system, sewer system or gas system servicing the lands described herein.

24.
Any loss or damage resulting from a lien for assessments pursuant to Section 718.116(5)(a), F.S. or for unpaid assessments pursuant to Section 718.116(1)(a), F.S. notwithstanding assurances to the contrary in any attached Florida Endorsement Form 9 or ALTA 4 Condominium Endorsement.

25.	All other covenants, conditions, restrictions and easements of record.

26.
Terms, conditions, covenants, limitations, liens, assessments, easements and reservations contained in Declaration of Condominium for Flamingo/South Beach I Condominium, recorded on September 15, 2006 in Official Records Book 24914, Page 3803, of the Public Records of Miami-Dade County, Florida.

27.	The Policy will not insure title with respect to any claims arising out of the followingmatters:

a.	ISU Properties, L.P. v. Flamingo/South Beach I Condominium Association, Inc.(CircuitCourt Case No. 11-22983-CA-23).

b.	Flamingo/South Beach I Condominium Association, Inc. v. Apartment InvestmentAnd Management Company (Circuit Court Case No. 11-17559-CA-25 andFlorida Third District Court of Appeal Case No. 3D11-2646).

c.	Alina Portuondo v. Flamingo/South Beach I Condominium Association, Inc.(Circuit Court Case No. 12-8943-CA-01). A Default was entered against theAssociation on April 4, 2012.

d.	Alina Portuondo v. Flamingo/South Beach I Condominium Association, Inc. This is an unemployment claim.

e.	Daniel Kahn v. Flamingo/South Beach I Condominium Association, Inc. (Circuit Court Case No. 11-290929-CA-22). This is a slip and fall claim filed with the insurance carrier for the Association.

f.	Mark Tanenbaum v. Flamingo/South Beach I Condominium Association, Inc. This is an injury claim filed with the insurance carrier for the Association.

g.	FF Investment LLC v. Flamingo/South Beach I Condominium Association, Inc. (Circuit Court Case No. 12-13919-CA-21). This is a breach of contract claim.

h.	First Response Carpet v. Flamingo/South Beach I Condominium Association, Inc. (Circuit Court Case No. 12-16608-CA-11). This is for the non-payment of open invoices.

i.	Any other matters disclosed in the Receiver’s Report, as updated prior to the Closing Date.

Exhibit C

Energy Efficiency Brochure

Exhibit D

Protect Your Family From Lead in Your Home

Exhibit E

Receiver’s Report

Tenth Report dated September 11, 2013 is attached.

Exhibit F

Parking Spaces

Unit 270-S:	5
Unit 470-S:	74
Unit 570-S:	49
Unit 468-S:	65
Unit 202-S:	10
Unit 302-S:	57

Exhibit G

Association Dues and Special Assessments

Unit	Monthly Maintenance Fee	Total Special Assessment as of July 2013

270	$1,051.38	$16,676.28
470	$1,051.38	$16,676.28
570	$1,051.38	$16,676.28
468	$ 956.39	$15,169.68
202	$ 865.69	$13,731.12
302	$ 865.69	$13,731.12

Exhibit H

Allocation of Purchase Price to Each Unit

Unit 270-S:	$270,000
Unit 470-S:	$273,750
Unit 570-S:	$273,750
Unit 468-S:	$198,750
Unit 202-S:	$189,750
Unit 302-S:	$189,750

Total:	$1,395,750